===============================================================================
-------------------------------------------------------------------------------

              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

     DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 6, 2006

                            ANGELICA CORPORATION
           (Exact name of registrant as specified in its charter)

             MISSOURI                    1-5674                 43-0905260
(State or other jurisdiction of       (Commission            (I.R.S. Employer
          incorporation)              File Number)          Identification No.)

                          424 SOUTH WOODS MILL ROAD
                      CHESTERFIELD, MISSOURI 63017-3406
              (Address of principal executive office)(Zip Code)

                               (314) 854-3800
            (Registrant's telephone number, including area code)

                               NOT APPLICABLE
        (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

| | Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

| | Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

| | Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

| | Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

-------------------------------------------------------------------------------
===============================================================================

ITEM 2.02         RESULTS OF OPERATION AND FINANCIAL CONDITION.

         On September 6, 2006, Angelica Corporation (the "Company") conducted its earnings conference call after the release of second quarter fiscal year 2006 financial results on September 5, 2006. In response to questions posed by analysts on the conference call, Stephen M. O'Hara, Chairman and Chief Executive Officer of the Company, gave the following additional financial information and guidance with respect to the Company:

          o Earnings (i.e., income from continuing operations) before interest, income taxes, depreciation and amortization (EBITDA) for the current 2006 fiscal year is expected to increase 15% to 20% over EBITDA for the fiscal year ended January 28, 2006 (fiscal year 2005) of $27.5 million.

          o EBITDA for fiscal year 2007 is expected to increase 20% to 25% from fiscal year 2006 EBITDA.

          o Capital expenditures for fiscal year 2006 will be approximately $500,000 per laundry facility, or approximately $15,000,000 in the aggregate.

          o Revenues for fiscal year 2007 are expected to increase in the low to middle single digits before any acquisitions, reflecting low-end organic growth in revenues of 7% to 10% less revenues attributed to any divested business.

          o Full year pre-tax and net income for fiscal year 2006 are expected to be higher than full year pre-tax and net income for fiscal year 2005.

         EBITDA does not appear as a line item on the Company's consolidated statements of income under generally accepted accounting principles (GAAP). Because EBITDA excludes interest and income taxes, we believe that it provides insight with respect to our ongoing operating results irrespective of our capital structure and because EBITDA excludes depreciation and amortization, it provides a basis for measuring our financial performance unrelated to historical costs or carrying values of long-lived assets. We are frequently asked by analysts and other investors about EBITDA because it is commonly used by them as a measurement of financial performance to analyze and compare companies on the basis of operating performance alone. We use EBITDA internally as managers to evaluate our performance against peer companies as well. Our credit facility also requires us to report to our lenders our compliance with certain financial ratios that are based in part on EBITDA.

         Since EBITDA is not a measure of financial performance under GAAP, it should not be considered in isolation or as an alternative to operating income, as determined in accordance with GAAP, as a measure of our operating performance, or as an alternative to cash flows from operating activities, as determined in accordance with GAAP, as a measure of our liquidity. There are material limitations to the use of EBITDA as a financial measure. For example, EBITDA does not measure the capital we require to maintain our fixed assets and does not take into account the total amount of interest we pay on outstanding debt, nor does it show trends in interest costs due to changes in our level of borrowings or interest rates. In addition, EBITDA does not necessarily indicate whether cash flows will be sufficient or available for our cash requirements. Moreover, since EBITDA is not defined by GAAP, other companies who disclose EBITDA may not calculate EBITDA on exactly the same basis that we do. The following presents a reconciliation of EBITDA for the 2005 fiscal year to our reported income from continuing operations for the 2005 fiscal year (in thousands):

Income from continuing operations                              $ 2,319
Interest expense                                                 7,198
Income tax benefit                                              (1,591)
Depreciation                                                    14,865
Amortization                                                     4,677
                                                               -------

EBITDA                                                         $27,468
                                                               -------


                                 SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                               ANGELICA CORPORATION


Dated: September 6, 2006       /s/ Steven L. Frey
                               ---------------------------------------------
                               Steven L. Frey
                               Vice President, General Counsel and Secretary